Exhibit 99.1

MRC Global Reprices Term Loan B

HOUSTON, TX – May 22, 2018 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced a repricing of its $399 million Term Loan B. The company successfully priced the Term Loan B at an interest rate of LIBOR plus 3.0% to replace the previous facility that carried an interest rate of LIBOR plus 3.5%. The lower interest rate is expected to result in approximately $2 million of annual interest savings. In addition, the repricing includes the removal of the 1% LIBOR floor contained in the previous facility.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “looking forward,” “guidance” and similar expressions are intended to identify forward-looking statements.

MRC Global cautions you that such statements are simply predictions and actual events, or results may differ materially. These statements reflect MRC Global’s current expectations, and MRC Global does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other MRC Global statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond MRC Global’s control, which could cause actual results to differ materially from the forward-looking statements. Statements related to, among other things, the New Term Loan Facility, expected interest expense savings constitute forward-looking statements. For a description of additional factors that may cause MRC Global’s actual results, performance, or expectations to differ from any forward-looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of MRC Global’s public reports filed with the Securities and Exchange Commission.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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